Exhibit 5.1

ROPES & GRAY LLP

Prudential Tower - 800 Boylston Street

Boston, MA 02199-3600

WWW.ROPESGRAY.COM

Joel Freedman

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

T +1 617 951 7039 | F +1 617 235 0375

joel.freedman@ropesgray.com

June 15, 2011

Microvision, Inc.

6222 185th Avenue NE

Redmond, Washington 98052

Attn: Thomas M. Walker

Re: Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”) of Microvision, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to shares (the “Shares”) of common stock, par value of $0.001 per share, of the Company (the “Common Stock”) that may be issued from time to time pursuant to a Common Stock Purchase Agreement (the “SPA”) dated as of May 4, 2011 by and between the Company and Azimuth Opportunity Ltd.

We have acted as counsel for the Company in connection with the registration of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

Basing our opinion on the foregoing, we are of the opinion that upon the issuance by the Company of the Common Stock pursuant to the SPA against payment of the agreed consideration, the Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Act.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP